Exhibit 99.1

For Immediate Release

TrueCar Reports Third Quarter 2016 Financial Results

•	Third quarter total revenue up 4% from a year ago to $75.1 million.

•	Third quarter net loss of $(7.4) million, or $(0.09) per share, compared to net loss of $(11.1) million, or $(0.13) per share, in the third quarter of 2015.

•	Third quarter Non-GAAP net loss(1) of $(1.0) million, or $(0.01) per share, compared to Non-GAAP net loss of $(2.1) million, or $(0.03) per share, in the third quarter of 2015.

•
Third quarter Adjusted EBITDA(2) of $5.8 million, representing an Adjusted EBITDA margin of 7.7%, compared to Adjusted EBITDA of $2.7 million, representing an Adjusted EBITDA margin of 3.7%, in the third quarter of 2015.

•	Units(3) were a record 220,633 in the third quarter of 2016, up from 208,034 in the third quarter of 2015.

•	Franchise Dealer count(4) was 10,759 as of September 30, 2016, a record and an increase from 10,135 as of June 30, 2016.

SANTA MONICA, Calif., November 3, 2016 – TrueCar, Inc. (NASDAQ: TRUE) today announced its financial results for the third quarter ended September 30, 2016.

Management Commentary

"In the third quarter, we achieved record results on virtually every operating metric across the company. It’s also becoming more clear that there are many opportunities to grow and expand our business significantly by enhancing the value we provide to consumers, dealers and OEMs," said Chip Perry, TrueCar's President and Chief Executive Officer.
“Since the beginning of the year we have been making significant investments in three focus areas: dealer sales and service; product and technology; and consumer and dealer research. Each of these investments is yielding excellent returns," continued Mike Guthrie, TrueCar’s Chief Financial Officer.

(1)	Non-GAAP net loss is a Non-GAAP financial measure. Refer to its definition and accompanying reconciliation to GAAP net loss below.

(2)	Adjusted EBITDA is a Non-GAAP financial measure. Refer to its definition and accompanying reconciliation to GAAP net loss below.

(3)
Units: We define units as the number of automobiles purchased by our users from TrueCar Certified Dealers through TrueCar.com and our mobile applications or the car buying sites and mobile applications we maintain for our affinity group marketing partners.

(4)
Franchise Dealer count: We define franchise dealer count as the number of franchise dealers in the network of TrueCar Certified Dealers at the end of a given period. This number is calculated by counting the number of brands of new cars sold by dealers in the TrueCar Certified Dealer network at their locations, and includes both single-location proprietorships as well as large consolidated dealer groups. Note that this number excludes 383 Genesis franchises on our program as of September 30, 2016 due to Hyundai’s recent transition of Genesis to a stand-alone brand. In order to facilitate period over period comparisons, we have continued to count each Hyundai franchise that also has a Genesis franchise as one franchise dealer rather than two.

Third Quarter 2016 Financial Highlights

•	Total revenue of $75.1 million.

•	Net loss of $(7.4) million, or $(0.09) per basic and diluted share, compared to a net loss of $(11.1) million, or $(0.13) per basic and diluted share, in the third quarter of 2015.

•	Non-GAAP net loss of $(1.0) million, or $(0.01) per basic and diluted share, compared to Non-GAAP net loss of $(2.1) million, or $(0.03) per basic and diluted share, in the third quarter of 2015.

•
Adjusted EBITDA of $5.8 million, representing an Adjusted EBITDA margin of 7.7%, compared to Adjusted EBITDA of $2.7 million, representing an Adjusted EBITDA margin of 3.7%, in the third quarter of 2015.

Key Operating Metrics

•	Average monthly unique visitors(5) increased 15% to 7.6 million in the third quarter of 2016, up from 6.6 million in the third quarter of 2015.

•	Units were 220,633 in the third quarter of 2016, up from 208,034 in the third quarter of 2015.

•	Monetization(6) was $319 during the third quarter of 2016, compared to $324 during the third quarter of 2015.

•	Franchise Dealer count was 10,759 as of September 30, 2016, an increase from 10,135 as of June 30, 2016.

Business Outlook

TrueCar’s guidance for the fourth quarter ending December 31, 2016 is as follows:

•	Units are expected to be in the range of 205,000 to 210,000.

•	Revenues are expected to be approximately $70 million - $72 million.

•	Adjusted EBITDA is expected to be in the range of $2.0 million to $3.0 million.(7)

Guidance for the full year ending December 31, 2016 is as follows:

•	Units are expected to be in the range of 793,000 to 798,000.

•	Revenues are expected to be approximately $273.4 million to $275.4 million.

•	Adjusted EBITDA is expected to be in the range of $11.3 million to $12.3 million.(7)

 Conference Call Information

Members of TrueCar management will host a conference call today, November 3, 2016, to discuss the third quarter results at 4:30 p.m. Eastern Time. To participate, domestic callers should dial 1-877-407-0789 and international callers should dial 1-201-689-8562. In addition, a live webcast of the call will be accessible through the Investor Relations section of TrueCar’s website at ir.true.com and will be archived online for 90 days upon completion of the conference call. A replay of the call will also be available the same day from 7:30 p.m. until 11:59 p.m. Eastern Time, on Thursday, November 17, 2016, by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the replay pin number: 13646114.  TrueCar has used, and intends to continue to use, its Investor Relations website (ir.true.com), Twitter (@TrueCar), and Facebook (www.facebook.com/TrueCar), as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

(5)
Average monthly unique visitors: We define a monthly unique visitor as an individual who has visited our website, our landing page on our affinity group marketing partner sites, or our mobile applications within a calendar month. We calculate average monthly unique visitors as the sum of the monthly unique visitors divided by the number of months in that period.

(6)	Monetization: We define monetization as the average transaction revenue per unit, which we calculate by dividing all of our transaction revenue in a given period by the number of units in that period.

(7)
We are unable to provide reconciliations of forward-looking Adjusted EBITDA without unreasonable effort because we are unable to provide a forward-looking estimate of certain reconciling items between GAAP net loss and Adjusted EBITDA due to uncertainty regarding, and the potential variability of, warrant expense due to achievement of minimum performance milestones based on the level of vehicle sales and certain litigation costs due to timing, status, and cost of litigation, both of which may have a significant impact on GAAP results.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained in this press release, including statements regarding TrueCar’s future growth potential and opportunities, outlook for the fourth quarter and full year 2016, future financial results, including expectations regarding future revenue and Adjusted EBITDA, planned operational improvements, business strategy, plans and objectives, and market expectations are forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions that may prove incorrect, any of which could cause TrueCar’s results to differ materially from those expressed or implied by such forward-looking statements. Among the risks and uncertainties that could cause TrueCar’s results to differ materially from those expressed or implied by such forward-looking statements include: the ability to improve our relationship with, and perception among, car dealerships and grow our network of Certified Dealers, on an overall basis, among dealers representing high volume brands and in key geographies; reliance on third-party service providers; dependence upon affinity group marketing partners, especially USAA; compliance with U.S. federal and state laws and regulations directly or indirectly applicable to TrueCar's business; the ability to compete effectively in an increasingly competitive market and to grow and enhance TrueCar's brand; the continuing ability to provide customers access to our products and services; the successful improvement of TrueCar's technology infrastructure; macro-economic issues that affect the automobile industry; the ability to attract, retain, and integrate qualified personnel, including recently hired members of management and the hiring of additional personnel in our technology and dealer teams; the ability to successfully resolve litigation to which TrueCar is subject; and other risks and uncertainties described more fully under the heading “Risk Factors” in TrueCar’s Annual Report on Form 10-K for the year ended December 31, 2015 and its subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, or SEC, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 to be filed with the SEC. Moreover, TrueCar operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for TrueCar management to predict all risks, nor can management assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements TrueCar may make. All forward-looking statements in this press release are based on information available to TrueCar's management as of the date hereof, and except as required by law, management assumes no obligation to update these forward-looking statements, which speak only as of their respective dates.

Use of Non-GAAP Financial Measures

This earnings release includes the following Non-GAAP financial measures; Adjusted EBITDA, Non-GAAP net loss, and Non-GAAP net loss per share. We define Adjusted EBITDA as net loss adjusted to exclude interest income, interest expense, depreciation and amortization, stock-based compensation, non-cash warrant expense, certain litigation costs, severance charges, real estate exit costs, and income taxes. We define Non-GAAP net loss as net loss adjusted to exclude stock-based compensation, non-cash warrant expense, certain litigation costs, severance charges, and real estate exit costs. We have provided below a reconciliation of each of Adjusted EBITDA and Non-GAAP net loss to net loss, the most directly comparable GAAP financial measure. Neither Adjusted EBITDA nor Non-GAAP net loss should be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP.
We use Adjusted EBITDA and non-GAAP net loss as operating performance measures as each is (i) an integral part of our reporting and planning processes; (ii) used by our management and board of directors to assess our operational performance, and together with operational objectives, as a measure in evaluating employee compensation and bonuses; and (iii) used by our management to make financial and strategic planning decisions regarding future operating investments. We believe that using Adjusted EBITDA and Non-GAAP net loss facilitates operating performance comparisons on a period-to-period basis because these measures exclude variations primarily caused by changes in the excluded items noted above. In addition, we believe that Adjusted EBITDA, Non-GAAP net loss and similar measures are widely used by investors, securities analysts, rating agencies and other parties in evaluating companies as measures of financial performance and debt service capabilities.
Our use of each of Adjusted EBITDA and Non-GAAP net loss has limitations as an analytical tool, and you should not consider either in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect the payment or receipt of interest or the payment of income taxes;

•	neither Adjusted EBITDA nor Non-GAAP net loss reflects changes in, or cash requirements for, our working capital needs;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or any other contractual commitments;

•	neither Adjusted EBITDA nor Non-GAAP net loss reflects the costs to advance our claims in respect of certain litigation or the costs to defend ourselves in various complaints filed against us;

•	neither Adjusted EBITDA nor Non-GAAP net loss reflects the severance costs due to a former executive and former members of our product and technology teams affected by a reorganization;

•	neither Adjusted EBITDA nor Non-GAAP net loss reflects the real estate exit costs associated with consolidation of the Company's office locations in Santa Monica, California;

•	neither Adjusted EBITDA nor Non-GAAP net loss consider the potentially dilutive impact of shares issued or to be issued in connection with stock-based compensation or warrant issuances; and

•	other companies, including companies in our own industry, may calculate Adjusted EBITDA and Non-GAAP net loss differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, you should consider Adjusted EBITDA and Non-GAAP net loss alongside other financial performance measures, including our net loss, our other GAAP results, and various cash flow metrics. In addition, in evaluating Adjusted EBITDA and Non-GAAP net loss, you should be aware that in the future we will incur expenses such as those that are the subject of adjustments in deriving Adjusted EBITDA and Non-GAAP net loss and you should not infer from our presentation of Adjusted EBITDA and Non-GAAP net loss that our future results will not be affected by these expenses or any unusual or non-recurring items.

About TrueCar

TrueCar, Inc. (NASDAQ: TRUE) is a digital automotive marketplace that provides comprehensive pricing transparency about what other people paid for their cars and enables consumers to engage with TrueCar Certified Dealers who are committed to providing a superior purchase experience. TrueCar operates its own branded site and its nationwide network of more than 13,000 Certified Dealers, and also powers car-buying programs for some of the largest U.S. membership and service organizations, including USAA, AARP, American Express, AAA and Sam's Club. Over one third of all new car buyers engage with the TrueCar network during their purchasing process. TrueCar is headquartered in Santa Monica, California, with offices in San Francisco and Austin, Texas. For more information, go to www.truecar.com. Follow TrueCar on Facebook or Twitter.

Investor/Media Contact:
Alison Sternberg
Vice President, Investor Relations and Communications
424-258-8771
asternberg@true.com

TRUECAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues	$75,139	$72,405	$203,426	$196,250
Costs and operating expenses:
Cost of revenue	6,320	5,952	18,910	17,670
Sales and marketing	42,557	43,969	112,797	116,135
Technology and development	13,153	12,340	40,315	33,079
General and administrative	13,765	16,467	45,259	53,643
Depreciation and amortization	6,035	4,477	17,807	12,521
Total costs and operating expenses	81,830	83,205	235,088	233,048
Loss from operations	(6,691)	(10,800)	(31,662)	(36,798)
Interest income	91	27	286	71
Interest expense	(645)	(159)	(1,885)	(322)
Other income	—	—	—	14
Loss before provision for income taxes	(7,245)	(10,932)	(33,261)	(37,035)
Provision for income taxes	191	173	497	432
Net loss	$(7,436)	$(11,105)	$(33,758)	$(37,467)
Net loss per share:
Basic and diluted	$(0.09)	$(0.13)	$(0.40)	$(0.46)
Weighted average common shares outstanding, basic and diluted	84,822	82,417	84,075	81,637

TRUECAR, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$102,973	$112,371
Accounts receivable, net	35,872	33,761
Prepaid expenses	7,205	6,048
Other current assets	1,417	779
Total current assets	147,467	152,959
Property and equipment, net	67,238	71,390
Goodwill	53,270	53,270
Intangible assets, net	20,740	23,815
Other assets	1,251	940
Total assets	$289,966	$302,374
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$13,009	$18,880
Accrued employee expenses	8,555	7,799
Accrued expenses and other current liabilities	11,809	12,425
Total current liabilities	33,373	39,104
Deferred tax liabilities	2,850	2,413
Lease financing obligations, net of current portion	28,774	26,987
Other liabilities	2,574	1,178
Total liabilities	67,571	69,682
Stockholders’ Equity
Common stock	8	8
Additional paid-in capital	532,672	508,584
Accumulated deficit	(310,285)	(275,900)
Total stockholders’ equity	222,395	232,692
Total liabilities and stockholders’ equity	$289,966	$302,374

TRUECAR, INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
 (In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net loss	$(7,436)	$(11,105)	$(33,758)	$(37,467)
Non-GAAP adjustments:
Interest income	(91)	(27)	(286)	(71)
Interest expense	645	159	1,885	322
Depreciation and amortization	6,035	4,477	17,807	12,521
Stock-based compensation	6,241	7,531	18,033	26,151
Warrant expense (reduction)	13	(308)	13	(788)
Certain litigation costs (1)	193	1,180	615	5,742
Severance charges (2)	—	571	1,783	571
Lease exit costs (3)	—	—	2,684	—
Provision for income taxes	191	173	497	432
Adjusted EBITDA	$5,791	$2,651	$9,273	$7,413

(1)
The excluded amounts relate to legal costs incurred in connection with a claim we filed against Sonic Automotive Holdings, Inc. (the "Sonic Litigation"), complaints filed by non-TrueCar dealers and the California New Car Dealers Association against TrueCar, and securities and consumer class action lawsuits. We believe the exclusion of these costs is appropriate to facilitate comparisons of our core operating performance on a period-to-period basis. We do not believe significant trademark litigation like the Sonic Litigation is reflective of a trend in our underlying operations. Based on the nature of the specific claims underlying the excluded litigation matters, once these matters are resolved, we do not believe our operations are likely to entail defending against the types of claims raised by these matters. We expect the cost of defending these claims to continue to be significant pending resolution.

(2)
We incurred $1.3 million in severance costs in the second quarter of 2016 related to a reorganization of our product and technology teams to better align our resources with business objectives as we transition from multiple software platforms to a unified architecture. In addition, we incurred severance costs of $0.5 million related to an executive who terminated during the second quarter of 2016. Furthermore, we incurred severance costs for four executive-level employees who terminated in the third quarter of 2015. We believe excluding the impacts of these terminations is consistent with our use of Adjusted EBITDA and Non-GAAP net loss as we do not believe they are useful indicators of ongoing operating results.

(3)
Represents updated estimates to our lease termination costs in the second quarter of 2016 associated with the consolidation of the Company's office locations in Santa Monica, California in December 2015. We believe that their exclusion is appropriate to facilitate period-to-period operating performance comparisons.

TRUECAR, INC.
RECONCILIATION OF NET LOSS TO NON-GAAP NET LOSS
 (In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net loss	$(7,436)	$(11,105)	$(33,758)	$(37,467)
Non-GAAP adjustments:
Stock-based compensation	6,241	7,531	18,033	26,151
Warrant expense (reduction)	13	(308)	13	(788)
Certain litigation costs (1)	193	1,180	615	5,742
Severance charges (2)	—	571	1,783	571
Lease exit charges (3)	—	—	2,684	—
Non-GAAP net loss (4)	$(989)	$(2,131)	$(10,630)	$(5,791)

Non-GAAP net loss:
Basic	$(0.01)	$(0.03)	$(0.13)	$(0.07)
Diluted	$(0.01)	$(0.03)	$(0.13)	$(0.07)

Weighted average common shares outstanding:
Basic	84,822	82,417	84,075	81,637
Diluted	84,822	82,417	84,075	81,637

(1)
The excluded amounts relate to legal costs incurred in connection with a claim we filed against Sonic Automotive Holdings, Inc. (the "Sonic Litigation"), complaints filed by non-TrueCar dealers and the California New Car Dealers Association against TrueCar, and securities and consumer class action lawsuits. We believe the exclusion of these costs is appropriate to facilitate comparisons of our core operating performance on a period-to-period basis. We do not believe significant trademark litigation like the Sonic Litigation is reflective of a trend in our underlying operations. Based on the nature of the specific claims underlying the excluded litigation matters, once these matters are resolved, we do not believe our operations are likely to entail defending against the types of claims raised by these matters. We expect the cost of defending these claims to continue to be significant pending resolution.

(2)
We incurred $1.3 million in severance costs in the second quarter of 2016 related to a reorganization of our product and technology teams to better align our resources with business objectives as we transition from multiple software platforms to a unified architecture. In addition, we incurred severance costs of $0.5 million related to an executive who terminated during the second quarter of 2016. Furthermore, we incurred severance costs for four executive-level employees who terminated in the third quarter of 2015. We believe excluding the impacts of these terminations is consistent with our use of Adjusted EBITDA and Non-GAAP net loss as we do not believe they are useful indicators of ongoing operating results.

(3)
Represents updated estimates to our lease termination costs in the second quarter of 2016 associated with the consolidation of the Company's office locations in Santa Monica, California in December 2015. We believe that their exclusion is appropriate to facilitate period-to-period operating performance comparisons.

(4)
There is no income tax impact related to the adjustments made to calculate Non-GAAP net loss because of our available net operating loss carryforwards and the full valuation allowance recorded against our net deferred tax assets at September 30, 2016 and September 30, 2015.